Exhibit 10.4

WAIVER, CONSENT, AND EIGHTH
AMENDMENT TO CREDIT AGREEMENT	BANK OF AMERICA, N.A.

Date: April 26, 2011

THIS WAIVER, CONSENT, AND EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Eighth Amendment”) is made to the Credit Agreement (as amended, the “Credit Agreement”) dated as of July 2, 2007 by and among:

(a) AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.)), a limited liability company organized under the laws of the State of California, with its principal executive offices at 747 Warehouse Street, Los Angeles, California 90021, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party to the Credit Agreement; and

(b) the BORROWERS now or hereafter party to the Credit Agreement; and

(c) the FACILITY GUARANTORS now or hereafter party to the Credit Agreement; and

(d) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties; and

(e) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, individually an “Agent” and collectively, the “Agents”) for its own benefit and the benefit of the other Credit Parties; and

(f) WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), with offices at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as collateral monitoring agent (in such capacity, the “Collateral Monitoring Agent”) for its own benefit and the benefit of the other Credit Parties; and

(g) the LENDERS party to the Credit Agreement; and

(h) BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as Issuing Bank;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

Background:

A. Waiver. On April 1, 2011, the Administrative Agent and the Collateral Agent notified the Loan Parties that they were in Default under the Credit Agreement as a result of the Loan Parties’ failure to comply with Section 5.01(a) of the Credit Agreement in that the year-end Consolidated balance sheet and related statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for 2010 for the Lead Borrower and its Subsidiaries contained a “going concern” or like qualification or exception (the “Specified Default”). On April 16, 2011, the Specified Default became an Event of Default (the “Specified Event of Default”). The Administrative Agent and the Collateral Agent expressly reserved all of the Agents’ and the Lenders’ rights and remedies under the Credit Agreement and the other Loan Documents as a consequence of the Specified Default and the Specified Event of Default. The Loan Parties have requested that the Agents and the Lenders waive the Specified Default and the Specified Event of Default, and the Agents and the Lenders are willing to do so, but only upon the terms and conditions set forth in this Eighth Amendment.

B. Consent. The Loan Parties have requested that the Agents and the Lenders consent to the execution by the Lead Borrower and the Loan Parties of, and their entry into, that certain Waiver and Sixth Amendment to Credit Agreement with Wilmington Trust FSB, as Administrative Agent, to be effective simultaneously with the execution and effectiveness of this Eighth Amendment, and the Agents and the Lenders are willing to do so, but only upon the terms and conditions set forth in this Eighth Amendment.

C. Amendment. The parties hereto entered into that certain First Amendment to Credit Agreement on October 11, 2007, that certain Second Amendment and Waiver to Credit Agreement on November 26, 2007, that certain Third Amendment to Credit Agreement on December 12, 2007, that certain Fourth Amendment to Credit Agreement on June 20, 2008, that certain Fifth Amendment to Credit Agreement on December 19, 2008, that certain Sixth Amendment to Credit Agreement on March 13, 2009, and that certain Seventh Amendment to Credit Agreement on December 30, 2009. The parties hereto desire to further amend the Credit Agreement on the terms and conditions set forth herein.

Accordingly, it is hereby agreed, as follows:

1.	Waiver of Specified Default and Specified Event of Default. The Agents and the Lenders, with the Consent of the Required Lenders, hereby waive the Specified Default and the Specified Event of Default. The foregoing waiver shall not take effect upon the execution of this Eighth Amendment by the Agents and the Lenders, and only shall become effective upon satisfaction in full of each of the Preconditions to Effectiveness set forth in Section 6 below. Further, the foregoing waiver relates only to the Specified Default and the Specified Event of Default, is a one-time waiver, shall not be deemed to constitute a waiver with respect to any other non-compliance with the terms and conditions of the Credit Agreement, any of the other Loan Documents, or this Eighth Amendment, whether now existing or hereafter arising, and is granted in express reliance upon the terms and conditions of this Eighth Amendment, including all representations, warranties, and covenants of the Loan Parties set forth herein.

2.	Provisions Relating to Financial Performance and Controls.

a.	Retention of FTI Consulting, Inc. On or before the effectiveness of this Eighth Amendment, the Parent shall formally retain FTI Consulting, Inc. and Mark Weinsten (or any successor or replacement reasonably acceptable to the Administrative Agent) (“FTI/Weinsten”) as Chairman of the Parent’s Office of Special Programs (“OSP”), as described below. Unless and until terminated in accordance with Section 4 below, FTI/Weinsten shall continue to be retained by the Parent and serve as Chairman of the OSP at all times, and FTI/Weinsten shall maintain and exercise all of the power, authority, and responsibility as set forth in the Amendment to Engagement Letter between the OSP and FTI/Weinsten dated April 17, 2011.

b.	Creation of the Office of Special Programs. On or before the effectiveness of this Eighth Amendment, the Parent shall establish the OSP, initially comprised of FTI/Weinsten, as Chairman, Thomas Casey, and John Luttrell. The OSP shall report directly to the Parent’s Audit Committee of its Board of Directors. Unless and until terminated in accordance with Section 4 below, the OSP shall continue to be maintained by the Parent at all times and the OSP shall maintain and exercise all of the power, authority, and responsibility that is usual and customary for such offices.

i.	On or before May 31, 2011, the OSP shall develop a business and operating plan for the remainder of the fiscal year ending December 31, 2011 (the “Operating Plan”) for the Loan Parties (x) as approved by the Audit Committee, and (y) acceptable to the Agents, with the Consent of the Required Lenders. Thereafter, the OSP shall have power and authority to implement and execute the Operating Plan, and the Loan Parties shall use their good faith efforts to operate their businesses in accordance with the Operating Plan.

ii.	Any amendment of the Operating Plan shall be made solely by OSP, subject to the approval of the Agents, with the Consent of the Required Lenders.

iii.	Not later than December 31, 2011, the OSP shall present to the Agents an updated and extended Operating Plan for the Loan Parties reasonably acceptable to the Agents, with the Consent of the Required Lenders (not to be unreasonably withheld), covering the period commencing upon the expiry of the initial Operating Plan and ending on the Maturity Date.

c.	Cash Flow Budget. On or before April 26, 2011, the OSP shall prepare and deliver a 13 week cash flow budget (the “CF Budget”) with respect to the Loan Parties’ operations, and the CF Budget shall be updated and extended no later than every 10 week period thereafter for the 13 week period commencing immediately after the expiry of the then extant CF Budget, such that a 13 week CF Budget is in place and effective at all times. Each CF Budget shall include, among other things, receipts from Affiliates and require collections on accounts due from Affiliates on a current basis (to the extent that funds are available to make the required payments on a current basis, provided that to the extent that the Loan Parties represent that funds are not so available to the Affiliates, FTI/Weinsten shall have confirmed and then certified to the Agents and the Lenders that (i) sufficient funds are not available for such payments, and (ii) the absence of sufficient funds has not been caused by the Affiliates’ direct expenditure of funds in connection with items described in the then current CF Budget in lieu of the Loan Parties’ expenditure of funds therefor). The initial CF Budget, each extension thereof, and any amendments to any CF Budget shall be in form and substance reasonably acceptable to the Agents, with the Consent of the Required Lenders (not to be unreasonably withheld). The Loan Parties shall use their commercially reasonable, good faith efforts to conduct their operations in accordance with the then effective CF Budget.

i.	The Loan Parties acknowledge and agree that no disbursements by the Loan Parties shall be made without the prior written approval of FTI/Weinsten. The Loan Parties shall perform in accordance with the then effective CF Budget (i) within ninety percent (90%) of aggregate projected cumulative receipts as shown in the then effective CF Budget, tested on a rolling three-week basis as of the close of business on Saturday of each week with respect to the most recently ended three-week period, with the first such test to be performed as of May 14, 2011, and (ii) within one hundred ten percent (110%) of aggregate projected cumulative disbursements as shown in the then effective CF Budget, tested weekly as of the close of business on Saturday of each week, with the first such test to be performed as of April 30, 2011.
ii.	Weekly, on or before 5:00 pm prevailing Eastern time on Tuesday of each week, the OSP shall submit to the Agents a report (the “Variance Report”), which reflects on a line-item basis the Loan Parties’ actual cash flow performance compared to the CF Budget for the immediately preceding week and on a cumulative basis for the period from the date of the then effective CF Budget through the close of business for the immediately preceding week, and the percentage variance of the Loan Parties’ actual cash flow results from those reflected in the then extant CF Budget, along with an explanation of such variance(s). Each Variance Report shall be certified by FTI/Weinsten that it is true, accurate, and complete in all material respects, and that the Loan Parties have operated in compliance with the then extant CF Budget and the terms and conditions of this Eighth Amendment.

d.	Borrowing Base Certificates. Each Borrowing Base Certificate submitted pursuant to Section 5.01(e) of the Credit Agreement shall be certified by FTI/Weinsten to be true, accurate, and complete in all material respects, and contain their representation and warranty to the Agents and the Lenders that all requests for Borrowings are in compliance with the then effective CF Budget, subject to variances permitted by this Eighth Amendment.

3.	Amendments to Credit Agreement. Subject to satisfaction of each and all of the Preconditions to Effectiveness set forth in Section 6 below, the Credit Agreement is amended as of the Eighth Amendment Effective Date (as defined below) as follows:

a.	By deleting Exhibit “M” to the Credit Agreement, “Financial Performance Covenants”, and substituting a new Exhibit “M”, in the form of Exhibit “M” annexed hereto, in its place.

b.	Notwithstanding the provisions of Section 5.08 of the Credit Agreement relating to the frequency with which appraisals, examinations, and audits may be conducted, the Agents may employ (A) an independent appraiser to conduct (i) a so-called “desktop appraisal” of the Loan Parties inventory each month, and (ii) comprehensive appraisals of the Loan Parties’ inventory each calendar quarter, and (B) an independent consultant to conduct a field examination and audit each calendar quarter. Each of the foregoing appraisals, examinations, and audits shall be conducted in accordance with the terms and conditions of the Credit Agreement, and each shall be conducted at the Loan Parties’ cost and expense. The Administrative Agent is hereby authorized to make a Revolving Credit Loan under the Credit Agreement to pay all fees, costs, and expenses incurred in connection with each appraisal, examination, and audit.

c.	By adding the following new definitions to Section 1.01 thereof in their respective appropriate alphabetical order:

“ “Eighth Amendment” means that certain Waiver, Consent, and Eighth Amendment to Credit Agreement dated as of April 26, 2011, by and between, among others, the Loan Parties, the Agents, the Collateral Monitoring Agent, and the Lenders party thereto.”

“ “Eighth Amendment Effective Date” means April 26, 2011.”

d.	By amending the definition of “Disclosed Matters” by adding the following language at the end thereof:

“and all matters disclosed in filings with the SEC made by the Parent prior to the Eighth Amendment Effective Date.”

e.	By amending Section 3.04 by adding the following language at the end of the last sentence thereof:

“(other than Disclosed Matters).”

f.	By amending Section 3.17 by adding the following language at the end of the first sentence thereof:

“(other than as a result of any Disclosed Matters).”

g.	By deleting subsection 6.07(a) in its entirety and substituting the following in its place:

“(a) No Loan Party will, or will permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than Permitted Dividends.”

h.	By adding a new subsection 7.01(x) in its appropriate alphabetical place, as follows:

“(x) The failure of the Loan Parties to promptly, punctually, and faithfully perform all and singular the terms and conditions of the Eighth Amendment in accordance with its terms.”

4.	Termination of FTI/Weinsten and Dissolution of the OSP. The Lead Borrower may request the termination of the effectiveness of the provisions of Section 2 above, including the termination of FTI/Weinsten and the dissolution of the OSP, at any time after August 31, 2011, if:

a.	The Loan Parties have complied with each and all of the terms and conditions of this Eighth Amendment;

b.	No Default or Event of Default then exists; and

c.	The Loan Parties (i) have demonstrated Excess Availability of at least $25,000,000.00, and (ii) satisfy a trailing twelve month minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.0.

Any such request for termination may be granted or withheld by the Agents, in their sole and exclusive discretion, and may be conditioned upon such other and further terms and conditions as the Agents, in their sole and exclusive discretion, may require. No such termination shall take effect unless and until confirmed in writing by the Agents, with the Consent of the Required Lenders.

5.

Waiver and Amendment Fee. In consideration of the Agents and the Lenders entering into this Eighth Amendment, the Loan Parties shall pay to the Administrative Agent, for the ratable benefit of each Lender executing this Eighth Amendment, a waiver and amendment fee (the “Waiver and Amendment Fee”) in the amount of $375,000.00. The Waiver and Amendment Fee shall be fully earned as of the Eighth Amendment Effective Date, shall not be subject to refund or rebate under any circumstance, and shall not be subject to reduction by way of setoff or counterclaim. The Waiver and Amendment Fee shall be payable in five (5) consecutive monthly installments, each in the amount of $75,000.00, with the first such monthly installment due on April 30, 2011, and each subsequent installment due on the last day of each succeeding calendar month. The Administrative Agent is hereby authorized to make a Revolving Credit Loan under the Credit Agreement to pay each installment of the Waiver and Amendment Fee. Any unpaid installment of the Waiver and Amendment Fee shall be accelerated and be immediately due and payable in full upon the occurrence of any Default or Event of Default after the Eighth Amendment Effective Date.

6.	Preconditions to Effectiveness. This Eighth Amendment shall not become effective unless and until, on or before April 26, 2011, each and all of the following conditions have been satisfied, in each case to the satisfaction of the Agents, in their sole and exclusive discretion exercised in good faith:

a.	The Lead Borrower, the other Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent duly executed copies of this Eighth Amendment.

b.	The Agents shall have received whatever documents and certificates as the Agents or their counsel may reasonably request relating to the authorization of the transactions contemplated by this Eighth Amendment, all in form and substance reasonably satisfactory to the Agents and their counsel.

c.	The Lead Borrower, the Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent such other and further documents as the Administrative Agent reasonably may require and shall have identified prior to the execution of this Eighth Amendment, in order to confirm and implement the terms and conditions of this Eighth Amendment, including without limitation, such corporate governance documentation for the Loan Parties confirming the retention of FTI/Weinsten as the Chairman of the OSP and the creation of the OSP.

d.	The Agents shall have confirmed receipt by the Lead Borrower of not less than $10,500,000 in new equity from Michael Serruya, among others, on terms and conditions acceptable to the Agents, with the consent of the Required Lenders, as provided in that certain Purchase and Investment Agreement dated as of April 21, 2011, a fully executed copy of which shall have been delivered to the Administrative Agent.

e.	The Agents shall have received a fully executed copy of the Waiver and Sixth Amendment to Credit Agreement entered into by the Lead Borrower, the Loan Parties, and Wilmington Trust FSB, as Administrative Agent, dated April 26, 2011, and that Waiver and Sixth Amendment shall be fully effective with all conditions precedent contained therein having been satisfied or waived simultaneously with the effectiveness of this Eighth Amendment.

f.	The Borrowers shall have reimbursed the Agents for all Credit Party Expenses incurred by the Agents incidental to the Specified Default and the negotiation and preparation of this Eighth Amendment and all documents, instruments, and agreements incidental hereto or thereto. The Administrative Agent is hereby authorized to make a Revolving Credit Loan under the Credit Agreement to pay such Credit Party Expenses, and the Administrative Agent agrees to do so upon satisfaction of the condition precedent set forth in Section 6(a) above, the foregoing being deemed satisfaction of the condition precedent set forth in this Section 6(e).

g.	No Default (other than the Specified Default) or Event of Default shall exist.

h.	Except as set forth on Schedule 3.06 to the Credit Agreement and other than as disclosed in filings with the SEC made by the Parent prior to the Eighth Amendment Effective Date, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

7.	Ratification of Loan Documents. No Claims against any Credit Party.

a.	Except as provided herein, all terms and conditions of the Credit Agreement and of each of the other Loan Documents remain in full force and effect. Each Loan Party hereby ratifies, confirms, and re-affirms all terms and provisions of the Loan Documents.

b.	Each Loan Party hereby makes all representations, warranties, and covenants set forth in the Loan Documents as of the date hereof (other than representations, warranties and covenants that relate solely to an earlier date). To the extent that any changes in any representations, warranties, and covenants require any amendments to the schedules or exhibits to the Loan Documents, such schedules and exhibits are hereby updated, as evidenced by any supplemental schedules and exhibits (if any) annexed to this Eighth Amendment.

c.	Each Loan Party represents and warrants to the Administrative Agent and each Lender that as of the date of this Eighth Amendment after giving effect to this Eighth Amendment, no Default (other than the Specified Default) or Event of Default exists.

d.	Each Loan Party acknowledges and agrees that to its actual knowledge (i) there is no basis nor set of facts on which any amount (or any portion thereof) owed by any of the Loan Parties under any Loan Document could be reduced, offset, waived, or forgiven, by rescission or otherwise; (ii) nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to any of the Loan Parties with regard thereto; (iii) nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

e.	Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective parents, affiliates, predecessors, successors, or assigns, or their officers, directors, employees, attorneys, or representatives, with respect to the Obligations, and that if any of the Loan Parties now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Eighth Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES such Persons from any liability therefor.

8.	Acknowledgment of Obligations. The Loan Parties hereby acknowledge and agree that the Loan Parties are unconditionally liable to the Credit Parties for the following amounts which constitute a portion of the Obligations in accordance with the terms of the Credit Agreement, as of the date hereof:

a.	For outstanding Credit Extensions: $58,701,907.99

b.	For all amounts now due, or hereafter coming due, to any Agent, any Lender or any of their respective Affiliates with respect to cash management, ACH, depository, investment, banker’s acceptance, letter of credit, Hedge Agreement, or other banking or financial services provided by any Agent, any Lender or any such Affiliate to any Loan Party.

c.	For all interest heretofore or hereafter accruing under the Loan Documents, for all fees heretofore or hereafter accruing under the Loan

Documents, and for all Credit Party Expenses and other fees, costs, expenses, and costs of collection heretofore or hereafter incurred by the Lenders, and any other amounts due under, the Loan Documents, including, without limitation, all interest, fees and expenses that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership, or similar law, whether or not allowed in such case or proceeding.

9.	Miscellaneous.

a.	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Credit Agreement, as amended by this Eighth Amendment.

b.	This Eighth Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement. This Eighth Amendment constitutes a Loan Document for all purposes.

c.	This Eighth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.	Any determination that any provision of this Eighth Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Eighth Amendment.

e.	In connection with the interpretation of this Eighth Amendment and all other documents, instruments, and agreements incidental hereto:

i.	All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts and are intended to take effect as sealed instruments.

ii.	The captions of this Eighth Amendment are for convenience purposes only, and shall not be used in construing the intent of the parties under this Eighth Amendment.

iii.	In the event of any inconsistency between the provisions of this Eighth Amendment and any of the other Loan Documents, the provisions of this Eighth Amendment shall govern and control.

f.	Each Loan Party agrees that any suit for the enforcement of this Eighth Amendment or any other Loan Document may be brought in the courts of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Eighth Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Eighth Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Eighth Amendment against a Loan Party or its properties in the courts of any jurisdiction.

g.	Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Eighth Amendment or any other Loan Document shall be brought solely in a court of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

h.	The Agents, the Lenders, the Borrowers, and the Facility Guarantors have prepared this Eighth Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by the Agents, the Lenders, the Borrowers, and the Facility Guarantors and shall not be construed against any party.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have caused this Eighth Amendment to be duly executed under seal as of the date first set forth above.

AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.), as Lead Borrower and as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL RETAIL, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL DYEING & FINISHING, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

KCL KNITTING, LLC, as a Borrower

By:	American Apparel (USA), LLC, its sole member

	By:	/s/ Dov Charney
	Name:	Dov Charney
	Title:	Chief Executive Officer

Signature Page to Waiver, Consent, and Eighth Amendment to Credit Agreement

FRESH AIR FREIGHT, INC., as a Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	CEO

AMERICAN APPAREL, INC. (f/k/a Endeavor Acquisition Corp.), as a Facility Guarantor

By:	/s/ Thomas M. Casey
Name:	Thomas M. Casey
Title:	Acting President

Signature Page to Waiver, Consent, and Eighth Amendment to Credit Agreement

BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as Agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), as Administrative Agent, as Collateral Agent, as Swingline Lender and as Lender

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), as Issuing Bank

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

Signature Page to Waiver, Consent, and Eighth Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Collateral Monitoring Agent and as a Lender

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Vice President

Signature Page to Waiver, Consent, and Eighth Amendment to Credit Agreement

PNC BANK, as successor to NATIONAL CITY BANK, as further successor to NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ Tom Buda
Name:	Tom Buda
Title:	Vice President

Signature Page to Waiver, Consent, and Eighth Amendment to Credit Agreement

Exhibit M

FINANCIAL PERFORMANCE COVENANTS

1. Minimum Excess Availability. From and after the Eighth Amendment Effective Date, the Loan Parties shall at all times maintain Excess Availability in an amount not less than the greater of (a) fifteen percent (15%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Ceiling, or (b) $12,500,000.00.